EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Fourth Quarter 2012 Conference Call
February 28, 2013
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the fourth quarter of 2012. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, David Kimichik, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 27, 2013, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you and good morning. 2012 was an excellent year for Ashford.  Our Total Shareholder Returns for 2012 was 38% which was among the top of our peers.  Our two-year and three-year Total Shareholder Returns ending December 31, 2012 was 19% and 148% respectively, also among the top of our peers.  Even since our IPO almost 10 years ago, we are one of the best performing lodging REITs in terms of Total Shareholder

Returns with results almost double that of our peer average. We are proud of these returns and believe that they demonstrate both the dedication and skill of this management team.
Historically, we also have strived to be one of the most transparent platforms in terms of information shared with the marketplace.  We believe it is paramount that investors have enough information to make informed investment decisions and we provide the same financial information to investors that we find most useful in running our business.  In the summer of last year, based on analyst and investor feedback, we even expanded that transparency with additional disclosures of hotel performance by debt pools and hotel performance by major market areas.  Our hope is that this additional information will equip our investors and analysts with additional details to help them build their valuation and financial models with even greater precision.
We also have, we believe, the most highly-aligned, stable, and effective management team in the industry.  This company is operated by the same people that IPO’d the platform a decade ago.  We collectively have sold very little of our stock over the years and have made material additional cash purchases of shares.   Our insider ownership is now at 21% and is the highest in the industry and clearly sets us apart from our peers. The majority of our management’s team net worth is in Ashford stock, and as a result we strive to be good stewards of the capital entrusted to us by our investors, since our own personal capital is at risk with yours.
Our management team has spent their entire careers working in the lodging industry in a variety of roles including acquisitions & dispositions, asset management, property management, finance, accounting, etc. If you look at just the top 10 most senior executives in our company, we have well over 200 years of hotel & real estate experience.  We are a team that has worked hard to achieve many successes, but we also realize that sometimes mistakes are made and we strive to learn from those. We believe that our industry and capital allocation expertise is most clearly reflected and demonstrated in the strong, consistent shareholder returns that I quoted earlier.   I'm proud to say, as the CEO and now Chairman of Ashford, that I have one of the best teams in the business.
For 2012, the gradually improving economy provided the catalyst for RevPAR growth. Demand increased, while new hotel room supply remained at historically low levels. Furthermore, the forecast for new hotel room supply remains well below historical levels for the next several years. PKF Hospitality Research projects new supply growth for 2013 and 2014 of 0.8%, and 1.4% respectively. At the same time, RevPAR growth projections remain strong for U.S. hotels, with PKF projecting growth of 6.0% in 2013 and 8.4% in 2014. We believe these growth forecasts for the industry should provide a compelling investment opportunity for the hotel REIT sector, and in particular for our Company given our track record of strong EBITDA growth.

Our RevPAR growth and operational efficiencies contributed to a solid Adjusted EBITDA performance. Adjusted EBITDA increased $8.2 million or 10.9% to $83 million during the fourth quarter and grew $42.3 million or 14.3% to $336.8 million for the full-year 2012. This was the tenth consecutive quarter of at least 10% growth in Adjusted EBITDA. In our Legacy portfolio, we generated EBITDA flows of 60% and margin improvement of 133 basis points for all hotels not under renovation in continuing operations during the fourth quarter. In the Highland Hospitality portfolio, we achieved EBITDA flows of 76% and margin improvement of 337 basis points for all hotels not under renovation in continuing operations. The Highland portfolio continues to exceed our original underwriting expectations, and we are very pleased with the success of our asset management efforts. We look forward to even greater impact from improvements in our top line performance and our ongoing capital expenditures in the future, absent unforeseen circumstances.

For the fourth quarter of 2012, we reported AFFO per diluted share of $0.39 compared with $0.42 a year ago. Much of this year over year difference is due to the significant reduction in interest rate derivative income given those hedging benefits have dissipated as planned, coinciding with the timing of the lodging industry recovery. The reduced derivative income affected AFFO per share by approximately $0.10. We expect this impact to diminish in our financial reporting as the economic recovery continues and the hedges terminate.

As previously announced, our Board of Directors declared a dividend of $0.11 per share for the fourth quarter 2012, which represented an annual rate of $0.44 per share for the year. The Board approved a 9% increase in our dividend policy for 2013, during which we expect to pay a quarterly cash dividend of $0.12 per share, or $0.48 per share on an annualized basis. The adoption of this dividend policy does not commit the Board to declare future dividends and the Company will continue to review its dividend policy on a quarter-to-quarter basis as it has done in the past.

Currently, we believe there is a gap between public and private market valuations, as well as with our trading multiple compared to our peers. Research has shown that many public market lodging REIT values are to varying degrees below current private market transactions on a per key basis. A possible reason is that macro market factors are still influencing lodging REIT valuations given the investment environment of either being “risk on” or “risk off”. Small increases in per key valuations of public companies can have a large impact on share prices. The more leveraged companies, like ours, have a greater impact from value per key increases . . . or for that matter EBITDA multiple changes as well. HVS predicts that the value of a typical U.S. hotel will increase by approximately 35% per room over the next three years. Leveraged at 50%, this is a 70% increase in the equity value of hotels. This value prediction may provide increased momentum to lodging REIT share prices. Looking specifically at Ashford, we perceive that we are still trading at an EBITDA multiple discount to our peers despite the fact that our historical shareholder return performance speaks for itself. Even after the dramatic run up in our stock price over the past four months, we now trade at a larger discount to the average peer EBITDA multiple. Citi as of yesterday has us listed as trading at a 1.3X EBITDA multiple discount to the peer average.

Lastly, I’d like to comment on the recent changes to our Board of Directors. As most of you know, effective January 18, 2013 and consistent with our corporate governance guidelines, my father, Archie Bennett, Jr. retired on his 75th birthday as Chairman of the Board and assumed the role of Chairman Emeritus and advisor to the Company. We are thankful for his many years of service and are very pleased to have his continuing support and guidance. At the same time, I assumed the role of Chairman of the Board. I am honored by this appointment and will continue to serve to create shareholder value. The strong financial alignment we both continue to have with our investors is somewhat unique compared to our peers, given that our personal holdings of Ashford is among the largest of our shareholders.

Also, our Board modified the Company's corporate governance guidelines to increase the size of the Board from seven to nine members and to rotate several members and chairmanships of the Board's committees. Michael Murphy was appointed the Board’s new lead independent Director, replacing Marty Edelman. Michael, who is the Head of Lodging and Leisure Capital Markets for First Fidelity Companies, has also served as a Director since our formation. Our press release dated December 24th provides additional details on the Board's Committees composition following these actions.

Also, effective January 19, 2013, Doug Kessler, our President, and Mr. Kamal Jafarnia were appointed to the Board. I’m sure most of you know Doug, and how important he has been to our success since working with me to form Ashford ten years ago. I’m also excited about the experience Kamal Jafarnia brings to our Board given his background as an attorney and extensive experience in the real estate and financial services industry. Kamal is counsel in the Financial Services & Products Group and a member of the REIT Practice Group in the New York office of Alston & Bird, LLP. Alan Tallis also joined our Board effective January 24, 2013. Alan, who was formerly Ashford’s Executive Vice President and Head of Asset Management from 2008 to 2011, adds a wealth of insight across many strategic lodging situations. We are very pleased to add the expertise and industry knowledge of these three talented individuals to our Board and are looking forward to their contributions as we work towards continuing to increase long-term shareholder value.

With that, I will now turn the call over to Kimo to review our financial performance for the quarter.

Financial Review – David Kimichik

Thanks, Monty.

For the fourth quarter we reported a net loss to common shareholders of $21,092,000, Adjusted EBITDA of $83,130,000 and AFFO of $33,262,000, or $0.39 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.5 billion in continuing operations, and $4.5 billion overall including the Highland portfolio which is not consolidated. We had $2.3 billion of mortgage debt in continuing operations and $3.1 billion overall including Highland. Our total combined debt currently has a blended average interest rate of 4.5%, clearly one of the lowest among our peers. With the maturing of some of our swapped positions, we currently have 58% fixed rate debt and 42% floating rate. The weighted average maturity is 3.7 years.

Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income, but will be added back for purposes of calculating our AFFO. For the fourth quarter, it was a loss of $8.9 million and for the year it was a loss of $35.7 million.

At quarter’s end, our legacy portfolio consisted of 94 hotels in continuing operations. Additionally we own 71.74% of the 28 Highland hotels in a joint venture. All combined, we currently own a total of 25,573 net rooms.

Hotel operating profit for all hotels, including Highland was up by $8.2 million, or 9.5%, for the quarter and for the year it improved by $35.7 million or 10.5%

Our share count currently stands at 85.8 million fully diluted shares outstanding which were comprised of 68.2 million common shares and 17.6 million OP units.

I’d now like to turn it over to Jeremy to discuss our Asset Management accomplishments for the quarter.

Asset Management – Jeremy Welter

Thank you, Kimo. During the quarter, we anticipated some impact from the political uncertainty related to the election, the “fiscal cliff” negotiations, and a general reduction in government travel expenditures. However, the most significant event in the quarter was Hurricane Sandy. In total, 34 of our hotels representing over 8,000 rooms were located in the storm’s impact area. Our risk management teams, along with our affected staff at the hotels, responded extremely well to this situation. These properties were exceptionally well-prepared with detailed contingency plans, reserve power generators and clear lines of communication.

In looking at Sandy’s impact to our portfolio’s performance, there were two main affected markets. First, in our largest market in terms of rooms and EBITDA, Washington D.C., the storm interrupted travel in and out of the city and caused several large group cancellations which adversely affected our operating results. Looking ahead, we remain confident in Washington D.C.’s excellent long-term prospects, and expect to see improved performance.

The other main market impacted by Hurricane Sandy was New York/New Jersey, where RevPAR actually increased 16.9% in Q4 2012 vs. Q4 2011. The increase was largely driven by disaster recovery and insurance adjustment business. Fortunately, for all of our hotels, we expect physical damage from the storm to total less than $1 million dollars.

In looking at other major MSAs in our portfolio with large RevPAR increases in the quarter, Austin benefited from a Formula 1 Grand Prix race, while a strong city-wide calendar aided Atlanta’s results, and Seattle experienced increased group and corporate transient business. These MSAs all delivered RevPAR growth greater than 15%.

Turning to our full-year performance, our RevPAR increased 5.1% across the portfolio with our Highland hotels’ RevPAR growing 5.0%, while the Legacy portfolio’s RevPAR growth was 5.2%. During the year, ADR growth comprised the majority of both portfolios’ RevPAR growth as ADR and occupancy grew 3.4% and 1.1% at the Highland properties, and 3.4% and 1.3% in the Legacy portfolio, respectively. Our aggressive approach to controlling costs and improving margins was particularly evident after the first full calendar year of managing the Highland portfolio which delivered EBITDA flows of 94% and 247 basis points improvement in operating margins. For the Legacy portfolio, the team delivered 2012 EBITDA flows of 57% and 131 basis points improvement in EBITDA margin.

Finally, in terms of capital expenditures, we continue to strategically invest to strengthen our assets’ competitive position. In 2012, we invested $108.1 million. Of this amount, $35.4 million was owner funded above and beyond our FF&E reserve. Looking ahead at our 2013 capital plan, we expect to continue to prudently invest in the projects that we believe will best strengthen our assets’ competitive positions and create the most long-term value for our shareholders.

Now I’d like to turn the call over to Douglas, to discuss our capital markets strategies.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy. During the 4th quarter, we focused our capital initiatives on both enhancing our financial liquidity and continuing to proactively manage upcoming debt maturities.

We made significant progress in both areas. We completed an early refinance of our $154 million loan on 5 hotels with a new $211 million mortgage loan. The new financing is interest only and provides for a floating interest rate of LIBOR + 6.15% with a 25 basis point LIBOR floor. The refinance resulted in over $50 million of excess proceeds and annual interest savings of about $6 million per year. This refinance not only added to our cash reserves, but also resulted in AFFO per share accretion of approximately $0.07. The new debt financing is neutral to the company on a net debt basis, and the company will continue to reduce leverage through ongoing debt amortization payments on other various property level loans.

We also successfully refinanced $141 million of loans in the Highland Hospitality portfolio that were set to mature in the first and second quarters of 2013. In December, we closed a

$103.0 million loan which is secured by the Hilton Boston Back Bay. The new financing has a five-year term and a fixed interest rate of 4.38%, replacing an existing $63.0 million loan with a fixed interest rate of 5.96%. At closing, $31.9 million of the excess loan proceeds were used to pay down the mezzanine debt balance on the overall Highland Hospitality Portfolio, which had an average interest rate of 8.4%, thereby achieving annual interest savings of approximately $2.0 million. These aforementioned terms refer to 100% of the loan indebtedness, of which Ashford has a 71.74% ownership interest in our joint venture with Prudential.

Later that same month, we closed another $112.6 million loan secured by the Renaissance Hotel in Nashville, Tennessee and the Westin Hotel in Princeton, New Jersey, both part of the Highland Hospitality Portfolio. The new financing has a five-year term with a fixed interest rate of 4.44%, replacing two existing loans with a combined balance of $76.8 million and a weighted average interest rate of 6.05%. At closing, $30 million of the excess loan proceeds were deposited into reserve accounts to be used mainly for future capital expenditures and $3.8 million were used to pay down the mezzanine debt balance on the overall Highland Hospitality Portfolio. Again, these terms refer to the 100% joint venture ownership rather than Ashford’s pro rata share.

Subsequent to the quarter’s end, we recently refinanced our only remaining 2013 debt maturity. The existing $141.7 million loan secured by the Capital Hilton in Washington, D.C. and the Hilton La Jolla Torrey Pines in La Jolla, CA, was refinanced with a new $200 million loan that matures in February of 2018. The new loan has a floating interest rate of LIBOR + 3.50%, with no LIBOR Floor. Ashford has a 75% ownership interest in the properties, with Hilton holding the remaining 25%. The excess loan proceeds above closing costs and reserves were distributed to the partners pro rata.

Over the years, in both up and down cycles we have demonstrated a successful record of managing both the maturity and interest expense of our debt obligations. Our efforts this past quarter reinforced this track record. Looking ahead, in 2014 and 2015, our non-extendable debt maturities total only $110 million and $423 million, respectively. The trailing 12 month EBITDA debt yields are generally in the 11-14% range, with the exception of the Courtyard Manchester which has a small loan balance of only $5.3 million. It is important to note that all of our debt is currently non-recourse.

On the transaction side, in November we completed the sale of the Doubletree Guest Suites in Columbus, Ohio. The transaction generated approximately $7.3 million in net proceeds. Additionally, in December, we transferred ownership of the Hilton El Conquistador in Tucson to the lender as part of a consensual foreclosure agreement. This strategic disposition served two purposes. First, it lowered our overall debt level by removing the associated $19.7 million loan balance. Second, removing this asset from our portfolio will be approximately $0.03 accretive to AFFO based upon its trailing twelve month EBITDA contribution of a negative $1.7 million. Both the DoubleTree Guest Suites and Hilton El Conquistador were previously acquired within a large portfolio transaction, and over time became non-strategic as well as requiring significant future capital expenditures. We concluded that the aforementioned transactions were in the best interest of long term shareholder value creation.

Regarding our investment strategy, finding accretive hotel transactions is still a challenge for us given our estimated current high cost of capital. Any prospective hotel acquisition must be accretive to future anticipated share prices in our corporate model, rather than just reflecting attractive per key valuations or internal rates of return.

We recognize that the cyclical nature of the lodging business is affected by many micro market conditions, as well as global market headlines that can contribute to investor’s “risk on” and “risk off” investment patterns. We believe that any positive acceleration in market conditions, or alternatively a reduction in global market risk could lead to an even more robust lodging sector and REIT recovery. We anticipate there to be a strong pent up demand for capital inflows into both private and public lodging investments due to the growth prospects from the favorable forecasted supply and demand fundamentals for the industry for the next few years. In light of these prevailing industry trends, we believe we are still less than half way through the current lodging industry cycle, with meaningful upside still achievable.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.